EXPLORATION LICENSE WITH OPTION TO PURCHASE

THIS EXPLORATION LICENSE WITH OPTION TO PURCHASE (the "Agreement") is made effective this 1st day of September, 2021 (the "Effective Date") by and among **1317038 Nevada Ltd.**, a Nevada Corporation ("Seller"), with the mailing address of 318 N. Carson Street, Suite # 208, Carson City, NV 89701 and **American Battery Technology Company Inc.**, a Nevada corporation ("ABTC") with its mailing address of 401 Ryland #138 Reno, NV 89502.

RECITAL

A. Seller owns and possesses three-hundred and five (305) unpatented lode mining claims in the Tonopah Mining District, Nye and Esmeralda Counties, Nevada (the "Unpatented Claims"). The Unpatented Claims are more particularly described on Exhibit A attached hereto.

B. The Unpatented Claims, together with all ores and minerals, surface and mineral rights, and the right to explore for, develop, mine, leach in place, treat, produce, ship, and remove the same, and all water rights and improvements, easements, licenses, rights-of-way and other interests appurtenant thereto, shall be referred to collectively as the "Property."

C. ABTC wishes to obtain (1) a license from Seller allowing ABTC to conduct further investigations of the Property and (2) an exclusive option to purchase the Property.

THEREFORE, the parties have agreed as follows.

SECTION ONE

Exploration License

1.1 Grant of License. Seller hereby grants to ABTC the exclusive right and privilege to enter upon and examine the Property (the "License") for the purposes of exploration, prospecting and development, removal of all minerals, mineral substances, metals, ore bearing materials and rocks of every kind for the purposes of exploration, including the right of ingress

and egress for personnel, machinery, equipment, supplies and products and the right to use so much of the surface and water located thereon as may be reasonably needed for such purposes as much as Seller can on Unpatented Claims. The License shall have a term (the "Term") commencing upon the Effective Date and ending ninety (90) days ("Initial License") thereafter, unless extended in accordance with Section 1.2 below. During the Term of the License, ABTC shall have the right to (i) undertake geological, geophysical, and geochemical examinations of the Property, including any existing dumps or piles owned by Seller on the Property, (ii) sample the Property by means of pits, trenches, and drilling, and (iii) use, alter or destroy, consume and deplete so much of the surface and surface resources of the Property as ABTC may deem desirable or convenient, subject to ABTC's obligation to undertake and complete all land reclamation resulting from its activities. ABTC shall not extract, remove or ship rock, earth or minerals from the Property during the Term except for the purpose of examination, assaying, analyzing or testing. Prior to exercising the option to purchase pursuant to Section 2, ABTC will limit the amount of material removed from the Property to under 20,000 lbs.

In consideration of obtaining this Initial License, ABTC shall 1) pay Seller the amount of Fifty Thousand Dollars ($50,000.00) upon execution of this Agreement and 2) reimburse Seller for the annual filing fees with BLM and the associated county filings for the year commencing on September 1st, 2021 in the amount of up to Sixty Thousand Dollars ($60,000.00) subject to Seller's provision to ABTC of the proof of filing at BLM and Nye and Esmeralda Counties and proper invoices. The proof of recording and filing will be provided by Seller to ABTC upon completion of such recording and ABTC shall make payments to reimburse Seller of such filing expenses within five (5) days, subject to the terms and limitations set forth herein. The total cash payments of the $50,000 upon execution and the $100,000 if extended,described in this

paragraph of Sections 1.1 shall be hereinafter referred as the "Initial License Cash Consideration" for credit if Option to purchase is exercised.

1.2 Extension of Exploration License. At the end of the Initial License, ABTC may elect in writing to extend the License for an additional period of one-hundred twenty (120) days (the "Extended License"), commencing from the date of written notice of the extension prior to the expiration of the First 90 Days. In consideration of the Extended License, ABTC shall pay Seller the additional amount of One-Hundred Thousand Dollars ($100,000.00) (the "Extended License Cash Consideration") immediately rendering the notice for the Extended License pursuant to the procedures set forth in Section 2.2. Following election to extend the License, ABTC will make a best effort attempt to drill not less than 4,000 feet of exploration drilling between October 1st, 2021, subject to receipt of BLM Notice approval and March 31st, 2021. The Extended License may be further extended, subject to Force Majeure (as defined below), or the inability to procure professional drilling contractors for which ABTC will seek to contract with upon execution of this Agreement or permits for which ABTC will submit to BLM a Notice permit for Under 5 Acre disturbance for drilling within the period of the Initial License or may be extended under the Force Majuer for up to 90 days from receipt of last assays from last samples from drill program which will be submitted to lab within one week of completion of last drill hole. The time under Force Majeure will be directly proportional to the availability of the selected drill contractor, or receipt of BLM Permit or as above regarding receipt of assays, for which ABTC will keep the Seller updated on a weekly basis. Force Majeure shall include war or war conditions, actual or potential, earthquake, fire, flood, strike, labor stoppage, accident, riot unavoidable casualty, act or restraint, present or future, of any lawful authority, act of God, act of public enemy, delays in transportation, governmental regulation, environmental restrictions,

permit or license applications and approvals, or other cause of the same or other character beyond the reasonable control of such party.

1.3 Delivery of Data. Following execution of this Agreement, Seller shall promptly provide to ABTC upon ABTC's verbal or written requests and allow ABTC to review and copy (at ABTC's cost) (a) any and all maps of the Property, (b) drilling, geological and geophysical data or reports, (c) records of previous mining and exploration activities on the Property, and (d) any other reports or information or data in Seller's possession or available to Seller relating to the Property. All original documents shall be returned to Seller. All data garnered during the Exploration License phase will be shared with Seller in a timely fashion excepting for proprietary extraction results.

1.4 Termination of Exploration License. This Exploration License shall terminate ninety (90) days after the Effective Date, unless extended by ABTC for an additional period of one hundred twenty (120) days in accordance with Section 1.2 above. ABTC shall have the right to terminate the License at any time in accordance with Section 5.1 below.

1.5 Limitation. The performance by ABTC of its duties and obligations under this Agreement shall not bind and obligate ABTC to perform any additional services to Seller nor to invest any funds of any nature whatsoever in the exploration of, development or delineation of the Property. ABTC may explore, conduct geological and geophysical investigations, map, drill or otherwise seek, in the manner and to the extent that ABTC, in its sole discretion, deems advisable, to locate and develop ores, minerals and metals in commercial quantities in and upon the Property. Only the express duties and obligations provided under this Agreement shall be binding upon ABTC and ABTC shall have no duties or obligations, implied or otherwise, to

explore for, develop, and/or mine mineral ores within the Property, it being understood that the payments described herein are in lieu of any such implied or other duties or obligations.

1.6 Water Rights. ABTC shall have the right, subject to the regulations of the State of Nevada concerning the appropriation and taking of water, to drill wells for the water on the Property, and may lay and maintain all necessary water lines as may be required by ABTC in its operations on the claims; provided, however, that all such wells shall be constructed in compliance with the regulations of the State of Nevada and such wells installed by ABTC shall, on the cancellation or termination of this Agreement, become the property of Seller, unless this Agreement is terminated by exercise of the option granted pursuant to Section 2 herein. Upon termination of this Agreement, except in the event of the exercise of the Option, ABTC will cease to have any rights or liability as to any water wells and water rights.

SECTION TWO

Option to Purchase

2.1 Grant of Option. Seller hereby grants to ABTC the exclusive right and option to purchase Seller's ownership interest in the Property, more particularly described as the Unpatented Claims identified in Exhibit A, for a total consideration of Eight Million One-Hundred Fifty- Thousand U.S. Dollars ($8,150,000.00) ("Purchase Price") payable in cash or the Common Shares of ABTC, at ABTC's sole discretion and choice. The license payments made by ABTC to Seller pursuant to Sections 1.1 and 1.2 above shall be credited against the Purchase Price. The Option shall commence on the Effective Date and terminate upon the termination of the Term of the Initial License and Extended License, if applicable, pursuant to Sections 1.1 and 1.2 above (the "Option Period"). In the event this Option is validly exercised, all payments of the Initial License Cash Consideration and Extended License Cash Consideration (together, the "License Cash Consideration") paid through the date of the closing of the Option will be credited

against the Purchase Price. The Option shall be exercised and the sale and purchase of the Property shall be conducted and closed as set forth below.

2.2 Exercise of Option. ABTC may exercise the option at any time during the Option Period by giving written notice thereof to Seller. Following delivery of ABTC's notice to Seller, the parties shall open an escrow account and proceed to fund the first installment of the transaction within thirty (30) days following ABTC's notice. The parties shall undertake the following actions in order to close the two-part escrow:

a. After giving credits of the License Cash Consideration, ABTC shall pay the balance of the Purchase Price in two (2) installments of equal monetary value of, Four-Million Dollars ($4,000,000) each, at the choice of ABTC, 1) in cash, or 2) in shares of Common Stock of ABTC at a per share VWAP (as defined below). The VWAP for the first installment shall be equivalent to the volume weighted average trading price (the "VWAP") of the shares of ABTC for a period of five trading days immediately prior to the notice of the exercise of the Option and the VWAP for the second installment shall equal the result of the VWAP of ABTC's common stock for a period of five trading days immediately prior to the earlier of i) the date when ABTC publishes a 43-101 resource or SK-1300 resource report, or ii) the 120th day from the end of the Term of the Extended License subject to any days extended under Force Majeure, or the Initial License if not extended (subject to the drilling-permitting Force Majeure), following which the second installment will be immediately due and owing. The "Closing" shall have the meaning that the parties have consummated all of their respective obligations and the "Closing Date" shall be the date when each party completes the transactions contemplated herein, including making all of the payments as chosen and transferring the Deeds, and shall record when agreed upon by both parties in writing as stated in 2.2(b). Any Common Stock of ABTC

issued in accordance with this Agreement will be registered and delivered at the direction of the Seller and will not be subject to any restrictions on resale except as required by applicable securities laws.

b. Upon exercise of the Option granted herein, Seller shall at any time on or before the Closing Date, execute, acknowledge and deliver any further deeds, conveyances and other assurances reasonably requested by ABTC, including a Quit Claim Mining Claim Deed with (the "Deed") in the form attached hereto as Exhibit B, conveying the Property to ABTC as to the Unpatented Claims and shall take any other action consistent with the terms of this Agreement, that may reasonably be requested for the purpose of transferring and conveying to ABTC the Property to be conveyed and transferred by this Agreement. The Deed shall reserve no royalty on production. All of the instruments executed by Seller to effect the sale and transfer of the Property contemplated herein, including the Deed, will be promptly recorded by the Escrow Agent (as defined below) in the appropriate Counties upon the complete payments of the entire Purchase Price.

c. ABTC shall deliver to the Escrow Agent, if selecting to pay in its common stock, the Common Share Certificate(s) in the name of the holder(s) to be determined by Seller pursuant to Section 2, or the remaining balance of the Purchase Price in cash if choosing the cash payments.

d. Each party shall pay one-half of all the costs associated with the escrow account and Escrow Agent, including the cost of preparation of any title reports and all recording costs incurred in the consummation of the transaction contemplated herein. Payment of any and all state and local real and personal property taxes on the Property not otherwise provided for herein shall be prorated between Seller and ABTC as of the Closing Date.

e. Seller will provide ABTC with all abstracts of title in Seller's possession or control that relate to the Property if any.

f. The escrow account (the "Escrow Account") maintained by the Escrow Agent in care of this transaction shall be held at Cow County Title, 761 S. Raindance, Pahrump, Nevada 89048. The escrow agent (the "Escrow Agent") shall be Sharon Lunceford. The parties shall execute and deliver a mutually acceptable escrow agreement substantially in the form attached herein as Exhibit C setting forth the escrow instructions consistent with the terms and conditions of this Agreement. In the event the parties do not execute and deliver such escrow agreement prior to the Closing, this Agreement shall constitute the parties' escrow instructions. Upon the receiving the option exercise notice from ABTC, Seller shall execute and deposit into the Escrow Account the instruments described in Section 2.2(b), and the Escrow Agent shall be instructed not to record or deliver same to ABTC unless and until the Option is exercised in accordance with the terms and conditions of this Agreement and ABTC has paid the Purchase Price in full. ABTC shall execute and deposit into the Escrow Account a Release of this Agreement, and the Escrow Agent shall be instructed not to record or deliver the same to Seller unless and until this Agreement is terminated, except by termination upon ABTC's exercise of the Option, in which case the Release shall be delivered to ABTC.

g. Seller currently has claims located but not filed and recorded. On or before September 10, 2021, Seller will have prepared for filing and recording of the claims to be numbered ABTC 1-305 and have filed such changes with the appropriate Counties and BLM, the costs of which filings will be reimbursed by ABTC subject to the limitations pursuant to Section 1.1.

h. Upon ABTC's exercise of the Option and payment of the Purchase Price in full, ABTC shall own all of the right, title and interest in and to the Property and thereafter Seller shall have no right, title or interest whatever in the Property.

SECTION THREE

Royalty on Production

3.1 Royalty on Production. Under no circumstances shall Seller be entitled to any royalty associated with the Property upon Closing of the purchase of the Property.

SECTION FOUR

Conduct of Operations During Exploration License

4.1 Conduct of Work. ABTC shall perform its activities under the License in accordance with good mining practices, shall comply with the applicable laws and regulations relating to the performance of exploration operations on the Property, and shall comply with the applicable worker's compensation laws of the State of Nevada.

4.2 Liability and Insurance. During the term of the License, ABTC shall indemnify and hold Seller harmless from all claims, demands, liabilities or liens arising out of ABTC's activities on the Property. To that end, ABTC shall obtain and carry a policy of public liability insurance in the amount of $2,000,000.00 or more for personal injury and $2,000,000.00 for property damage, protecting Seller against any claims for injury to persons or damage to property resulting from ABTC's operations. The insurance policy shall name Seller as an additional insured, and ABTC shall cause proof of insurance to be delivered to Seller at Close of Escrow.

4.3 Liens. During the term of the License, ABTC shall keep the Property free and clear from any and all mechanic's or laborer's liens arising from labor performed on or material furnished to the Property at ABTC's request. However, a lien on the Property shall not constitute a default if ABTC, in good faith, disputes the validity of the claim, in which event the existence of the lien shall only constitute a default thirty (30) days after the validity of the lien has been adjudicated adversely to ABTC.

4.4 Acquisition of Permits. ABTC shall acquire all federal, state and county permits, required for its operations. In the event that ABTC is required to post a reclamation bond, the bond will revert to ABTC upon satisfactory completion of the reclamation program.

4.5 Inspection of Property. During the term of the License, Seller or its authorized agents or representatives shall be permitted to enter upon the Property during the business hours for the purpose of inspection but shall enter upon the Property at its own risk and so as not to hinder unreasonably the operations of ABTC. Seller shall give at least two (2)-day advance notice before any visit and shall indemnify and hold ABTC harmless from any damage, claim, or demand by reason of injury to Seller or its agents or representatives on the Property or the approaches thereto.

4.6 Stockpiling and Waste.

(i) Stockpiling on Other Lands. ABTC shall have the right, at any time during the Term hereof, to stockpile any ore or product mined or produced from the Property at such place or places as ABTC may elect, without the obligation to remove or return the same, either upon the Property or upon any other lands owned or controlled by ABTC or its successors and assigns. The stockpiling of ore or product from the Property on other lands shall not be deemed a removal

or shipment thereof requiring payment in respect of Seller's interest. The tax covenants described in this Agreement shall apply to ore and product from the Property stockpiled on other lands.

(ii) Stockpiling on the Property. ABTC shall have the right, at any time during the Term hereof, to stockpile on the Property, without the obligation to remove or return the same, any ore or materials mined or produced by ABTC or its affiliated companies from other lands. Seller agrees to recognize the rights and interests of others in such ores and materials stockpiled on the Property and to permit the removal thereof by ABTC at any time during the Term, or by the owners thereof, for a reasonable time after termination of this Agreement, all without liability or expense to Seller.

(iii) Waste. Waste, overburden, surface stripping and other materials from the Property may be deposited on or off the Property. Such materials from other lands may be deposited on the Property only if the same will not interfere with the operations on the Property. Nothing in this paragraph shall limit the provisions in the subparagraphs above concerning stockpiling product on or off the Property.

4.7 Treatment. ABTC shall have the right, but shall not be required, to beneficiate, concentrate, smelt, refine, leach and otherwise treat, in any manner, any ore, product and materials mined or produced from the Property and from other lands. Such treatment may be conducted wholly or in part at a plant or plants established or maintained on the Property or on other lands. Such treatment shall be conducted in a careful and workmanlike manner. The tailings and residue from such treatment shall be deemed waste and may be deposited on the Property or on other lands, without ABTC's obligation to remove the same.

4.8 Taxes.

(i) Personal Property Taxes. Nothing in the foregoing shall be construed to obligate ABTC to pay such portion of any tax as is based upon the value of improvements, structures or personal property made, placed or used on any part or parts of the Property by or for Seller other than ABTC. If Seller receives tax bills or claims which are the responsibility of ABTC hereunder, the same shall be promptly forwarded to ABTC for appropriate action, and if any of the same are not received by ABTC at least ten (10) business days before payment called for thereunder is due, ABTC shall not be responsible for any interest, penalty, charge, expense, or other liability arising by reason of late payment of such payment.

(ii) Income or Similar Taxes. ABTC shall not be liable for any taxes levied on or measured by income, or other taxes applicable to Seller, based upon payments under this Agreement.

4.9 Confidentiality. The data and information, including the terms of this Agreement, coming into the possession of Seller by virtue of this Agreement, shall be deemed confidential and shall not be disclosed to outside third parties except as may be required to publicly record or protect title to the Property or to publicly announce and disclose information under the laws and regulations of the United States or any state or local government or any country, or under the rules and regulations of any stock exchange on which stock of any party, or the parent or affiliates of any party, is listed. ABTC agrees with respect to any public announcements or disclosures so required, including the announcement of the execution of this Agreement, if any, to inform Seller of the content of the announcement or disclosure in advance of its intention to make such announcement or disclosure in sufficient time to permit Seller to jointly or simultaneously make a similar public announcement or disclosure if Seller so desires, provided, however, that in the event any party anticipates selling or assigning all or a portion of its interest

or negotiations to procure loans from third parties are undertaken, such party shall have the right to furnish information to the party to which such conveyance or assignment is anticipated or with whom such negotiations for loans are undertaken, upon obtaining from such party an agreement to hold confidential any information so furnished. Nothing herein shall limit or restrict the right of ABTC to provide, deliver or release to parent companies, subsidiary companies, related companies, affiliated companies with a common parent, and/or co-venturers the data and information, including the terms of this Agreement, coming into the possession of ABTC by virtue of this Agreement.

SECTION FIVE

Seller's Representations and Warranties

5.1 Representation of Title. Seller represents and warrants that the Property defined in Exhibit A of this Agreement are in good standing and that Seller owns the entire title to the Property subject to the paramount title of the United State of America and that no other party has any right, title or interest therein; that Seller has good right and full power to convey the effective interest described herein; that the Property are free and clear of all encumbrances; and that Seller shall not commit any act or acts which will encumber or cause a lien to be placed on the Property, or which might hinder or impair the rights or ability of ABTC to exercise its rights hereunder, except subject and subordinate to the terms of this Agreement. Seller represents and warrants that (i) the Unpatented Claims were properly laid out and monumented; (ii) all required location and validation work was properly performed; (iii) location notices and certificates were properly and timely recorded and filed with appropriate governmental agencies; (iv) all maintenance payments required to hold the Unpatented Claims through the assessment year ending August 31, 2021 have been timely and properly paid to the appropriate Bureau of Land Management Office; and (v) all notices of intent to hold or other forms required to maintain the

Unpatented Claims in good standing for the 2021 assessment year have been properly and timely recorded and filed with the appropriate governmental agencies as required by Nevada law. The representations and warranties described herein shall survive termination of the Option.

5.2 Title Information and Data. Seller represents it has the right to convey the Property pursuant to this Agreement and will not convey any interest in the Property to third parties in violation of this Agreement. At any time during the term hereof, upon written request by ABTC, Seller forthwith shall obtain and deliver to ABTC copies of all title documents affecting the Property which Seller has in its possession or available to it, including copies of any plats and field notes of surveys of the Property. Seller agrees to make available to ABTC copies of any exploration data, assays, logs, maps, geological, geochemical and geophysical surveys and reports that Seller may have in its possession, without charge. *However*, Seller does not warrant the presence of a valuable mineral discovery on any of the Property.

5.3 Compliance with Laws. Seller represents and warrants it has complied with all applicable laws and regulations of any governmental body, Federal, state or local regarding the terms of this Agreement and the performance thereof.

5.4 No Pending Proceedings. Seller represents and warrants that there are no lawsuits or proceedings pending or threatened which affect the ability of Seller to perform the terms of this Agreement.

5.5 Authority. Seller represents and warrants that it has the full right, title and authority to enter into this Agreement and to perform the same in accordance with the terms hereof, and neither this Agreement, nor the performance thereof violates, or constitutes a default under the provisions of, any other agreement to which Seller is a party or to which it is bound.

5.6 No Conflict. Seller warrants and represents that the consummation of this Agreement will not result in or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation of any lease, license, promissory note, conditional sales contract, commitment, or any other agreement, instrument or arrangement to which Seller is a party.

5.7 No Environmental Violations. Seller represents and warrants that it is not aware of nor has it received notice of any environmental or physical condition on the Property which is, or would be, a violation of any applicable Federal, state or local laws, regulations or ordinances, and that Seller has not received any notices from any governmental agencies of such environmental or physical conditions or alleged violations.

SECTION SIX

Default and Termination

6.1 Termination. ABTC shall have the right to terminate this Agreement in its sole discretion at any time by giving thirty (30) days' advance written notice to Seller for any reason or no reason. Upon termination solely by ABTC, Seller may retain all payments previously made as liquidated damages and this Agreement shall cease and terminate. ABTC will provide Seller with all factual data, maps, assays, and reports generated by ABTC pertaining to the Property except for any proprietary extraction data as determined by ABTC. ABTC will instruct the Escrow Agent to deliver the Release or Notice of No Interest to Seller upon a Termination Notice or Default.

6.2 Default. (i) If ABTC fails to perform its material obligations under this Agreement, and in particular fails to make any payment due to Seller hereunder, Seller may declare ABTC in default by giving ABTC written notice of default which specifies the obligation(s) which ABTC has failed to perform. If ABTC fails to remedy a default within thirty

(30) days of receiving the notice of default, Seller may terminate this Agreement and ABTC shall peaceably surrender possession of the Property to Seller. Notice of termination shall be in writing and served in accordance with this Agreement.

(ii) The occurrence of any of the following events shall be deemed as an event of default by Seller: a) Seller's failure to perform any of its material obligations under this Agreement, or b) Seller's material breach of any of the representations and warranties set forth in Section 5. Upon Seller's default described herein, ABTC shall have the right to terminate this Agreement and receive a full refund of all and any of the funds it shall have paid to Seller pursuant to this Agreement, including any and all of the Initial License Cash Consideration, Extended License Cash Consideration and Purchase Price that Seller has received as of the date of Termination.

6.3 Obligation Following Termination. In the event of voluntary or involuntary termination, ABTC shall surrender possession of the Property to Seller and shall have no further liability or obligation under this Agreement except for its obligation (1) to fulfill its reclamation responsibility as stated in Sections 1.1 and 4.4, and (2) to satisfy any accrued obligations or liabilities imposed by the Agreement or by law, and (3) satisfy any liability created by any of ABTC's agents or affiliates during ABTC's possession of the property.

SECTION SEVEN

Miscellaneous Provisions

The following miscellaneous provisions shall apply to all parts of this Agreement.

7.1 Assignment. ABTC may sell, assign, or joint venture without first obtaining the written consent of Seller, so long as ABTC has met its obligation to Seller under this agreement, including any requirement to issue Common Stock of ABTC.

7.2 Notices. All notices to Seller and ABTC shall be in writing and shall be sent by Federal Express or certified or registered mail, return receipt requested, to the address below. Notice of any change in address shall be given in the same manner.

TO SELLER:

1317038 Nevada Ltd.
Stuart Lawrence
318 N. Carson Street
Suite # 208
Carson City, NV 89701

Telephone: (604)-220-1366

Email: stulawrence@shaw.ca

TO ABTC:

American Battery Technology Company Inc.
401 Ryland
Suite #138
Reno, Nevada 89502

Telephone (775)-742-9694

FAX (702)-992-9923

Email Sjolcover@batterymetals.com

Chief Resource Officer

7.3 Payments in U. S. Currency. All payments shall be in U. S. currency payable to Seller at the address above excepting in case of payment by Common Stock.

7.4 Reserved.

7.5 Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, executors, administrators, successors, and assigns.

7.6 Applicable Law and Arbitration. The terms and provisions of this Agreement shall be interpreted in accordance with the laws of the State of Nevada regardless the principals of conflict of laws. Any dispute which might ensue between the parties shall be resolved in Reno, Nevada pursuant to the commercial rules of the American Arbitration Association. The

parties shall first endeavor to appoint a single arbitrator who, by reason of education and experience, is qualified to arbitrate mining agreements. If the parties cannot decide upon a single arbitrator, each shall choose one (1) arbitrator, and the two arbitrators thus chosen shall choose a third arbitrator. The parties may conduct discovery pursuant to the Nevada Rules of Civil Procedure.

7.7 Attorney's Fees and Costs. With respect to any dispute relating to this Agreement, or in the event that a suit, action, arbitration, or other proceeding of any nature whatsoever is instituted to interpret or enforce the provisions of this Agreement, the prevailing party will be entitled to recover from the losing party its reasonable attorney fees, paralegal fees, expert fees, and all other fees, costs, and expenses actually incurred and reasonably necessary in connection therewith, as determined by the judge or arbitrator at trial, arbitration, or other proceeding, or on any appeal or review, in addition to all other amounts provided by law.

7.8 Entire Agreement. This Agreement terminates and replaces all prior agreements, either written, oral, or implied, between the parties hereto, and constitutes the entire agreement between the parties.

7.9 Recording Memorandum of Agreement. The parties hereto agree to execute a Memorandum of this Agreement (short form) for the purpose of recording the same in the records of Nye and Esmeralda County, Nevada so as to give public notice, pursuant to the laws of the State of Nevada, of the existence of this Agreement.

7.10 Void or Invalid Provisions. If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants and conditions of this Agreement, and

all applications thereof not held invalid, void or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired, or invalidated thereby.

7.11 Waiver. No waiver of any breach of any covenant herein shall be construed to be a waiver of the covenant itself, or of any subsequent breach thereof.

7.12 Amendment. All amendments of this Agreement must be in writing signed by all parties.

7.13 Time of the Essence. Time is of the essence of this Agreement and each and every part thereof.

7.14 Not A Partnership. This Agreement shall not be construed under any Circumstances as creating a partnership among any party hereof.

IN WITNESS WHEREOF, the parties have executed this Exploration License and Option to Purchase the day and year first above written.

1 317038 Nevada Ltd

By: /s/ Stuart Lawrence
Name: Stuart Lawrence
Title: Managing Member

AMERICAN BATTERY TECHNOLOGY COMPANY INC.

By: /s/ Douglas Cole
Name: Douglas Cole
Title: President, Chairman

By: /s/ Ryan Melsert
Name: Ryan Melsert

Title: CEO

EXHIBIT A
Description of Unpatented Claims

The Three-hundred five (305) unpatented claims will be renamed at filings at BLM in September 2021 and then added under the Quit Claim Deed:

Unpatented Claims Format:

BLM NMC #	Name
NMC xxxxxx	ABTC 1
NMC xxxxxx	ABTC 2
Etc. thru	ABTC 305

EXHIBIT B
Quit Claim Mining Claim Deed to be prepared when Escrow is Opened for Option to purchase

EXHIBIT C
Escrow Agreement

To be prepared when Escrow is Opened for Option to Purchase